Exhibit 2.2

PURCHASE AND SALE AGREEMENT

by and among

SUNRISE NORTH SENIOR LIVING, LTD.,

SUNRISE SENIOR LIVING MANAGEMENT, INC.

VENTAS SSL ONTARIO II, INC.

and

VENTAS, INC.

October 1, 2010

i

ARTICLE X	INDEMNITIES	13
10.1	Seller Indemnity	13
10.2	Buyer Indemnity	14
10.3	Procedure	14
10.4	Survival of Indemnity	14

ARTICLE XI	NOTICES	14

ARTICLE XII	GENERAL PROVISIONS	15
12.1	References; Construction	15
12.2	Premises and Exhibits	16
12.3	Conflicts Among Agreements	16
12.4	Modification	16
12.5	Attorneys’ Fees	16
12.6	Governing Law; Jurisdiction	16
12.7	Release	16
12.8	Assignment	17
12.9	Severability	17
12.10	Successors and Assigns	17
12.11	Interpretation	17
12.12	Counterparts	17
12.13	Facsimile or Electronic Signatures	17
12.14	Business Day	17
12.15	Confidentiality	18

EXHIBITS

EXHIBIT A	List of Properties
EXHIBIT B	List of Operating Accounts

ii

INDEX OF DEFINED TERMS

Term	Section
Actual Knowledge	4.1.4
Agreement	Introduction
Assignment Documents	3.3
Bank of America Consent	6.1.10
Bankruptcy/Dissolution Event	6.1.12
Buyer	Introduction
Buyer Ancillary Documents	6.2.3
Buyer Consent	6.1.10
Closing	3.1
Closing Date	3.1
Effective Time	3.3
Governmental Authority	6.1.10
Lists	6.1.13(b)(i)
Loss	10.1
OFAC	6.1.13(a)
Operating Accounts	6.1.11
Order	6.1.13(a)
Orders	6.1.13(a)
Property	Premises
Purchase Price	3.6
Real Property	Premises
Seller	Introduction
Seller Ancillary Documents	6.1.3
Seller Interests	Premises
Seller’s Actual Knowledge	6.1.8(b)
SSLI Parties	12.7
Subject GP Interests	Premises
Subject GPs	Premises
Subject LP Agreements	Premises
Subject LP Interests	Premises
Subject LPs	Premises
Transfer Taxes	3.7
Ventas Parties	12.7

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of October 1, 2010, made by and among (i) SUNRISE NORTH SENIOR LIVING, LTD., a New Brunswick corporation (the “Seller”), (ii) VENTAS SSL ONTARIO II, INC., an Ontario corporation (the “Buyer”), (iii) solely for the purpose of Section 10.3, Sunrise Senior Living Management, Inc., a Virginia corporation, and (iv) solely for the purpose of Section 12.7, Ventas, Inc., a Delaware corporation.

W I T N E S S E T H: T H A T

WHEREAS, as of the date hereof (i) Seller and Buyer are the sole shareholders of each corporation set forth on Appendix A hereto (collectively, the “Subject GPs”), (ii) Seller owns the shares in each Subject GP indicated in the column labeled “Seller Shares” on Appendix A hereto (collectively, the “Subject GP Interests”) and (iii) Buyer owns the shares in each Subject GP indicated in the column labeled “Buyer Share Interest” on Appendix A hereto, and

WHEREAS, as of the date hereof (i) Seller, Buyer and the applicable Subject GP are the sole partners of each limited partnership set forth on Appendix A hereto (collectively, the “Subject LPs”), each of which is governed by the limited partnership agreement set forth opposite such Subject LP’s name (collectively, the “Subject LP Agreements”), (ii) Seller owns the limited partnership interest in each Subject LP indicated in the column labeled “Seller LP Interest” on Appendix A hereto (collectively, the “Subject LP Interests” and, together with the Subject GP Interests, the “Seller Interests”), and (iii) Buyer owns the limited partnership interest in each Subject LP indicated in the column labeled “Buyer LP Interest” on Appendix A hereto, and

WHEREAS, the Subject GPs and the Subject LPs collectively own 100% of the legal and beneficial interest in the real properties described on Exhibit A attached hereto (collectively, the “Real Property”). The Real Property, together with (i) all governmental permits and approvals related to ownership, operation and development thereof, including any and all such permits and approvals relating to development at the Real Property, (ii) contractual rights, including leases, licenses, warranties, guarantees, and development rights and all other intangible assets owned or held by the Subject GPs or the Subject LPs, and (iii) all items of tangible personal property which are located thereon and used in connection with the operation and maintenance thereof, are collectively referred to as the “Property”, and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Seller Interests, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

The following capitalized terms generally used in this Agreement have the meanings defined or referenced below. Certain other capitalized terms used in specific sections of this Agreement have been defined in such sections and are set forth in the Index of Defined Terms.

“Affiliate” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with, said Person, and their respective Affiliates, members, shareholders, directors, officers, employees, agents and representatives.

“Amended and Restated Master Agreement,” “Amended and Restated Management Agreements” and “Amended and Restated MPA” have the meanings ascribed thereto in the US Purchase Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is not open for trading or the main branch of Royal Bank of Canada in Toronto, Ontario is not open for commercial business.

“Default” means (i) a default of Seller or its Affiliates under any of the Existing Management Agreements or (ii) the existence of any events or circumstances that would, with notice or passage of time or both, cause Seller or its Affiliates to be in default under any of the Existing Management Agreements, or under the Amended and Restated Master Agreement, any Amended and Restated Management Agreement or the Amended and Restated MPA were such Amended and Restated Master Agreement, Amended and Restated Management Agreements or Amended and Restated MPA in effect as of the date hereof.

“Existing Management Agreements” means the master agreement and the management agreements in effect as of the date hereof between Seller or its Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand. For purposes hereof, PRP Senior Living Operating, Inc. shall be deemed to be an Affiliate of Buyer.

“Existing Contracts” means each note, bond, mortgage, indenture, lease, license, contract, agreement or other obligation to which any of the Subject GPs or any of the Subject LPs is a party or by which any of their properties or assets may be bound.

“Existing Debt” means, with respect to each of the Subject GPs and each of the Subject LPs, (i) any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, (ii) any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent; and (iii) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in clause (i) or (ii) above.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, Governmental Authority or similar entity.

“Portfolio” means all of the Property, taken as a whole.

“US Purchase Agreement” means the Purchase and Sale Agreement of even date herewith by and among Sunrise Senior Living Investments, Inc., Sunrise Senior Living Management, Inc., SZR US Investments, Inc., Ventas REIT US Holdings, Inc. and Ventas, Inc.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Seller Interests. Subject to the terms and conditions of this Agreement, at the Closing and effective as of the Effective Time, Seller agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees to purchase and acquire from Seller, free and clear of all liens, claims and encumbrances, the Seller Interests.

ARTICLE III

CLOSING; ASSIGNMENT AND ASSUMPTION

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 11:00 A.M. prevailing Central time, on the date that is no more than two Business Days following the satisfaction or waiver of the conditions to Closing set forth in Article IV (other than those conditions to be satisfied at the Closing), or on such other date as may be mutually agreeable to Seller and Buyer (such date of Closing, the “Closing Date”), at the office of Osler, Hoskin & Harcourt LLP, counsel to Buyer, or such other place as may be mutually agreeable to Seller and Buyer. The parties shall deliver all closing documents and funds by the Closing Date and a failure to do so by any party shall constitute a default by such party.

3.2 Simultaneous Closing. The purchase and sale of each of the Seller Interests shall be conditioned upon consummation of (i) the purchase and sale of all of the other Seller Interests and (ii) the transactions contemplated by the US Purchase Agreement, and all such purchases and sales shall be deemed to have occurred simultaneously at the Effective Time (as defined below).

3.3 Assignment of Seller Interests. Effective at 12:01 a.m. prevailing Central time on the Closing Date (the “Effective Time”), Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall accept and assume, all right, title, and interest of Seller in and to the Seller Interests, all pursuant to transfer and power of attorney forms in the forms contemplated in the Subject LP Agreements in the case of the Subject LP Interests, and pursuant to stock transfers and powers of attorney in the case of the Subject GP Interests (the “Assignment Documents”). Without limitation of the foregoing, from and after the Effective Time, (x) Buyer shall be entitled to receive all of the shares of profits and other distributions, and the benefit of any other economic rights, associated with the Seller Interests and shall be subject to all of the obligations and liabilities arising on or after the Effective Time, in each case with respect to the Seller Interests.

3.4 Withdrawal of Seller. Simultaneously with the assignment of the Seller Interests, Seller shall be deemed to have withdrawn from each Subject LP and Subject GP and shall cease to be a shareholder of any Subject GP or a partner of any Subject LP. If applicable, simultaneously with the assignment of the Seller Interests, Seller shall cause any of its appointees to the Board of Directors of each Subject GP and each Subject LP to resign and shall have no further right, title or interest in any Subject GP or Subject LP or with respect to the Property.

3.5 Further Consequences of Withdrawal. Following the Effective Time, the withdrawn Seller shall not be liable for any obligations and liabilities incurred by it while an equityholder of any Subject GP or Subject LP and for which it was liable as an equityholder (other than obligations incurred in connection with this Agreement or any Seller Ancillary Document (as defined below)), and shall be free of any obligation or liability as an equityholder incurred on account of or arising from the activities of any Subject GP or Subject LP on or after the Closing Date. This Section 3.5 shall survive the Closing.

3.6 Purchase Price. In consideration of the assignment and sale of the Seller Interests to Buyer, Buyer shall pay to Seller the aggregate sum of $3,415,000.00 (the “Purchase Price”). Buyer shall pay to Seller at the Closing by wire transfer of immediately available funds an aggregate amount equal to the Purchase Price.

3.7 Seller’s Closing Costs. Seller shall pay (a) the portion of any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, “Transfer Taxes”) allocable to it in accordance with local custom in the province in which each individual Real Property is located, and (b) Seller’s own attorneys’ fees.

3.8 Buyer’s Closing Costs. Buyer shall pay (a) the portion of any Transfer Taxes allocable to it in accordance with local custom in the province in which each individual Real Property is located, and (b) Buyer’s own attorneys’ fees.

ARTICLE IV

CONDITIONS TO THE PARTIES’ OBLIGATIONS

4.1 Conditions to Buyer’s Obligations to Purchase the Seller Interests. Buyer’s obligations to purchase and assume the Seller Interests from Seller are expressly conditioned upon each of the following, any of which may be waived by Buyer in its sole discretion:

4.1.1 Seller’s Deliverables. Seller shall have performed, satisfied and complied with its obligations pursuant to Section 5.2.

4.1.2 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller contained or referred to herein shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by an authorized officer of Seller.

4.1.3 No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

4.1.4 Absence of Defaults. Except for Defaults of which Buyer has Actual Knowledge as of the date hereof, there shall exist no Defaults that, in the aggregate, have a material adverse effect on the assets, operations, liabilities, profits or financial condition of the Subject GPs and the Subject LPs, taken as a whole. As used herein, Buyer’s “Actual Knowledge” shall mean the actual knowledge (which does not include any constructive, imputed, assumed or other knowledge or awareness, and without any obligation or duty of any kind to investigate or otherwise make inquiry) of T. Richard Riney, Joseph D. Lambert, Timothy A. Doman and Chris Cummings.

4.1.5 Closing of Related Transactions. The transactions contemplated pursuant to the US Purchase Agreement shall have closed.

4.2 Conditions to Seller’s Obligation to Sell the Seller Interests. Seller’s obligation to sell and assign the Seller Interests to Buyer is expressly conditioned upon each of the following, any of which may be waived by Seller in its sole discretion:

4.2.1 Buyer’s Deliverables. Buyer shall have performed, satisfied and complied with its obligations pursuant to Section 5.1.

4.2.2 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its respective covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to herein shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date, signed on behalf of Buyer by an authorized officer of Buyer.

4.2.3 No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

4.2.4 Closing of Related Transactions. The transactions contemplated pursuant to the US Purchase Agreement shall have closed.

ARTICLE V

BUYER’S DELIVERIES AND SELLER’S DELIVERIES

5.1 Buyer’s Deliveries. Buyer shall, at or before the Closing, deliver to Seller each of the following:

5.1.1 Officer’s Certificates. The certificates of Buyer contemplated by Section 4.2.2.

5.1.2 Purchase Price. An amount equal to the Purchase Price.

5.1.3 Authority Documents – Seller. A secretary’s certificate duly executed by an officer of Buyer, certifying the legal existence and good standing of Buyer and the power and authority of Buyer to execute and deliver this Agreement and all other documents contemplated in connection herewith, and to perform all obligations of Buyer hereunder and thereunder and confirming the signature and authority of the individuals signing this Agreement and all other documents contemplated in connection herewith.

5.1.4 Authority Documents – Seller Interests. A secretary’s certificate duly executed by an officer of each of the Seller GPs, certifying copies of the resolutions of Seller GP authorizing the transfer of the Seller Interests.

5.1.5 Assignment Documents. One counterpart duly executed by Buyer, where applicable, of the Assignment Documents.

5.1.6 Other Documents. Such other certificates, affidavits, schedules, resolutions, consents and/or other documents which are provided for hereunder or are necessary to effect or evidence the transactions contemplated by this Agreement.

5.2 Seller’s Deliveries. At or before the Closing, Seller shall deliver to Buyer each of the following:

5.2.1 Section 116. A statutory declaration by an officer of Seller that Seller is not a non-resident of Canada with respect to Section 116 of the Income Tax Act (Canada).

5.2.2 Authority Documents. A secretary’s certificate duly executed by an officer of Seller, certifying the legal existence and good standing of Seller and the power and authority of Seller to execute and deliver this Agreement and all other documents contemplated in connection herewith, and to perform all obligations of Seller hereunder and thereunder and confirming the signature and authority of the individuals signing this Agreement.

5.2.3 Certificates of Good Standing. A certificate confirming good standing, certified as of a date that is as close to the Closing Date as reasonably practicable, for each of the Subject GPs, each of the Subjects LPs and Seller.

5.2.4 Officer’s Certificates. The certificate of Seller contemplated by Section 4.1.2.

5.2.5 Assignment Documents. One counterpart of each of the Assignment Documents duly executed by Seller together with share certificates in respect of all shares comprising the Subject GP Interests and all unit certificates in respect of all units comprising the Subject LP Interests.

5.2.6 Withdrawals and Resignations. Fully executed copies of documentation reasonably satisfactory to Buyer evidencing the resignation of Seller’s appointee from the Board of Directors of each Subject GP and of each Seller appointee officer of each Subject GP.

5.2.7 Other Documents. Such other certificates, affidavits, schedules, resolutions, consents and/or other documents which are provided for hereunder or are necessary to effect or evidence the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Seller’s Warranties and Representations. Seller hereby represents and warrants to Buyer as follows, all of which representations and warranties are material, are being relied upon by Buyer, and shall be true and correct as of the date hereof and as of the Closing Date.

6.1.1 No Broker. Except for brokers or finders for which Seller shall be solely responsible, Seller has not engaged or dealt with any broker or finder who is entitled to a commission based on dealings with Seller in connection with the sale of any Seller Interest contemplated by this Agreement. Seller shall indemnify and hold harmless Buyer from any claims, costs, damages or liabilities (including reasonable attorneys’ fees) (i) arising from any breach of the representation contained in this Section 6.1.1 or if the same shall be based on any statement, representation or agreement by Seller with respect to the payment of any brokerage commissions or finder’s fees or (ii) relating to any broker or finder arrangement for which Seller is solely responsible.

6.1.2 Organization. Seller is a corporation validly existing and in good standing under the laws of the Province of New Brunswick, and has full corporate power and authority to own or lease and to operate and use its assets and to carry on its business as now conducted.

6.1.3 Due Execution. This Agreement and each other certificate, agreement, document or instrument to be executed and delivered by Seller in connection with the transactions contemplated by this Agreement (collectively, the “Seller Ancillary Documents”) have been, or will be, duly executed and delivered by Seller.

6.1.4 Authority. Seller has all necessary corporate power, authority and capacity to enter into this Agreement and the Seller Ancillary Documents, and to carry out its obligations under this Agreement and the Seller Ancillary Documents. The execution, delivery and performance of this Agreement and each Seller Ancillary Document and the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents have been duly authorized by all necessary corporate action on the part of Seller.

6.1.5 Enforceability. Each of this Agreement and each Seller Ancillary Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and general equitable principles.

6.1.6 Seller Interests. Except for the rights of Buyer created by this Agreement and any restrictions on assignment pursuant to the Subject LP Agreements, Seller is the sole owner of, and has good and marketable title to, the Seller Interests, free and clear of all liens, claims, encumbrances or other security arrangements or obligations to other Persons, of whatever kind or character, and has the unrestricted right to sell, transfer and assign the Seller Interests to Buyer. The Seller Interests have been duly and validly issued and are outstanding as fully paid and non-assessable limited partnership interests or shares, as applicable.

6.1.7 Existing Debt. To the knowledge of Seller, none of the Subject GPs or the Subject LPs is subject to any Existing Debt, except for any such Existing Debt held by an Affiliate of Buyer.

6.1.8 Financial Statements; No Undisclosed Liabilities.

(a) The Portfolio Statements of Profit and Loss and the Portfolio Trial Balances delivered pursuant to the terms of the Existing Management Agreements for each month end beginning with September 30, 2009 present fairly in all material respects the financial position and results of operations of the Portfolio at the dates and for the periods to which they relate, with respect to the matters addressed by such reports, and have been prepared based on books and records kept in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved. A true, complete and correct copy of each such report has been delivered to Buyer by Seller or its Affiliates.

(b) To Seller’s Actual Knowledge, there are no material liabilities or obligations of any Property, whether accrued, absolute, contingent or otherwise, other than (i) those reflected in the Portfolio Trial Balances, and (ii) those incurred in the ordinary course of business consistent with past practice on and after August 31, 2010. As used herein, “Seller’s Actual Knowledge” shall mean the actual knowledge (which does not include any constructive, imputed, assumed or other knowledge or awareness, and without any obligation or duty of any kind to investigate or otherwise make inquiry) of Greg Neeb, David Haddock, Ann Lacey and Philip Kroskin.

6.1.9 H.I.G. Investment. Neither Seller nor any of its Affiliates is currently in active negotiations with respect to any transaction with H.I.G. Capital, Inc. or its Affiliates involving an investment in Seller or its Affiliates, nor does Seller currently intend to enter into such a transaction.

6.1.10 Absence of Restrictions and Conflicts. None of the execution, delivery or performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated hereby and thereby or the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents either (x) conflicts with or results in any breach of any term or provision of the formation documents of Seller or, to the knowledge of Seller, any of the Subject GPs or any of the Subject LPs, (y) with or without the passing of time or the giving of notice or both, violates or conflicts with, constitutes a breach of or default (or gives rise to any right of termination, amendment or cancellation) under, results in the loss of any benefit under or permits the acceleration of any obligation under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other obligation to which Seller or, to the knowledge of Seller, any of the Subject GPs or any of the Subject LPs, is a party or by which any of their properties or assets may be bound, or (z) violates any judgment, decree or order of any Governmental Authority (as defined below) to which Seller or, to the knowledge of Seller, any of the Subject GPs or any of the

Subject LPs, is a party or by which Seller or any of their respective properties is bound or any statute, law, rule or regulation applicable to Seller or, to the knowledge of Seller, any of the Subject GPs or any of the Subject LPs. Except for (i) the consent of Bank of America, N.A. (which consent has been obtained by Seller prior to the date hereof and delivered to Buyer) (the “Bank of America Consent”) and (ii) the consent of Buyer, in its capacity as lender to Sunrise of Erin Mills (the “Buyer Consent”), no consent, approval, order or authorization of, or registration, declaration or filing with, any court, arbitrator, governmental agency or public or regulatory unit, agency, body or authority of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision thereof (each a “Governmental Authority”) or any other party is required to be obtained by Seller or, to the knowledge of Seller, any of the Subject GPs or any of the Subject LPs, in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by Seller, or the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents by Seller.

6.1.11 Operating Accounts. From and after September 20, 2010, no funds have been withdrawn, and no expenditures have been paid, from any of the accounts listed on Exhibit B attached hereto (collectively, the “Operating Accounts”), other than expenditures paid or distributions made in the ordinary course of business and in accordance with past practices.

6.1.12 Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of any of its assets; (iv) suffered the attachment or other judicial seizure of any of its assets; (v) admitted in writing its inability to pay its debts as they become due; (vi) made an offer of settlement, extension or composition to its creditors generally; or (vii) become insolvent, or would be made insolvent by the consummation of the transactions contemplated herein (each, a “Bankruptcy/Dissolution Event”).

6.1.13 PATRIOT Act.

(a) Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(b) Neither Seller nor any beneficial owner of Seller:

(i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii) is a Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii) is owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

6.1.14 Notwithstanding anything contained hereinto the contrary, for the purposes of this provision, the phrase “any beneficial owner of Seller” shall not include any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange.

6.2 Buyer’s Warranties and Representations. Buyer hereby represents and warrants to Seller as follows, all of which representations and warranties are material, are being relied upon by Seller, and shall be true and correct as of the date hereof and as of the Closing Date.

6.2.1 No Broker. Buyer has not engaged or dealt with any broker or finder who is entitled to a commission based on dealings with Buyer in connection with the sale contemplated by this Agreement. Buyer shall indemnify and hold harmless Seller from any claims, costs, damages or liabilities (including reasonable attorneys’ fees) arising from any claim for any breach of the representation contained in this Section 6.2.1 or if the same shall be based on any statement, representation or agreement by Buyer with respect to the payment of any brokerage commissions or finder’s fees.

6.2.2 Organization. Buyer is a corporation validly existing and in good standing under the laws of the Province of Ontario.

6.2.3 Due Execution. This Agreement and each other certificate, agreement, document or instrument to be executed and delivered by Buyer in connection with the transactions contemplated by this Agreement (collectively, the “Buyer Ancillary Documents”) have been, or will be, duly executed and delivered by Buyer.

6.2.4 Authority. Buyer has all necessary corporate power, authority and capacity to enter into this Agreement and the Buyer Ancillary Documents, and to carry out its obligations under this Agreement and the Buyer Ancillary Documents. The execution, delivery and performance of this Agreement and each Buyer Ancillary Document and the consummation of the transactions contemplated by this Agreement and the Buyer Ancillary Documents have been duly authorized by all necessary corporate action on the part of Buyer.

6.2.5 Enforceability. Each of this Agreement and each Buyer Ancillary Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and general equitable principles.

6.2.6 Bankruptcy. No Bankruptcy/Dissolution Event has occurred with respect to Buyer.

6.2.7 Existing Debt. To Buyer’s knowledge, none of the Subject GPs or the Subject LPs is subject to any Existing Debt, except for any such Existing Debt held by an Affiliate of Buyer.

6.2.8 Absence of Restrictions and Conflicts. None of the execution, delivery or performance of this Agreement and the Buyer Ancillary Documents, the consummation of the transactions contemplated hereby and thereby or the fulfillment of and compliance with the terms and conditions of this Agreement and the Buyer Ancillary Documents either (x) conflicts with or results in any breach of any term or provision of the formation documents of Buyer or, to the knowledge of Buyer, any of the Subject GPs or any of the Subject LPs, (y) with or without the passing of time or the giving of notice or both, violates or conflicts with, constitutes a breach of or default (or gives rise to any right of termination, amendment or cancellation) under, results in the loss of any benefit under or permits the acceleration of any obligation under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other obligation to which Buyer or, to the knowledge of Buyer, any of the Subject GPs or any of the Subject LPs, is a party or by which Buyer or any of their properties or assets may be bound, or (c) violates any judgment, decree or order of any Governmental Authority to which Buyer or, to the knowledge of Buyer, any of the Subject GPs or any of the Subject LPs is a party or by which any of their respective properties is bound or any statute, law, rule or regulation applicable to Buyer or, to the knowledge of Buyer, any of the Subject GPs or any of the Subject LPs. Except for (i) the Bank of America Consent and (ii) the Buyer Consent (which Buyer Consent is hereby granted by Buyer), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained by Buyer or, to the knowledge of Buyer, any of the Subject GPs or any of the Subject LPs, in connection with the execution, delivery or performance of this Agreement or the Buyer Ancillary Documents by Buyer, or the consummation of the transactions contemplated by this Agreement or the Buyer Ancillary Documents by Buyer.

6.2.9 PATRIOT Act.

(a) Buyer is in compliance with the requirements of the Orders.

(b) Neither Buyer nor any beneficial owner of Buyer:

(i) is listed on the Lists;

(ii) is a Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii) is owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

6.2.10 Notwithstanding anything contained hereinto the contrary, for the purposes of this provision, the phrase “any beneficial owner of a Buyer” shall not include any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange.

6.3 Survival of Representations and Warranties. The representations and warranties made by Seller and Buyer contained in this Article VI are intended to, and shall, survive the Closing for a period of two (2) years.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

7.1 Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

7.1.1 Each party hereto shall refrain from taking any action which would render any representation or warranty contained in Article VI inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

7.1.2 Each party will notify the other party of (i) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Seller or Buyer (or any of their Affiliates) relating to or affecting the transactions contemplated by this Agreement.

7.2 Further Assurances. From and after the date hereof, Seller and Buyer shall use commercially reasonable efforts to consummate the transactions contemplated by this Agreement in accordance with the terms hereof, and shall provide each other assistance as may be reasonably requested in connection with the transactions contemplated by this Agreement, the US Purchase Agreement, the Amended and Restated Master Agreement, any Amended and Restated Management Agreement or the Amended and Restated MPA.

ARTICLE VIII

TERMINATION

8.1 Termination of this Agreement. The parties hereto may terminate this Agreement as provided below:

8.1.1 Termination by Mutual Consent. Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

8.1.2 Termination by Buyer. Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (ii) if the Closing shall not have occurred on or before March 31, 2011 (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement).

8.1.3 Termination by Seller. Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (ii) if the Closing shall not have occurred on or before March 31, 2011 (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

8.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 8.1, above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach of this Agreement); provided, however, that the provisions of Article X and Article XII shall survive termination. Notwithstanding the foregoing, if any party terminates this Agreement pursuant to Section 8.1, the provisions of Section 12.7 shall be void ab initio and shall terminate and be of no further force and effect.

ARTICLE IX

POST-CLOSING COVENANTS

9.1 Further Assurances. From and after the Closing, Seller and Buyer shall do all such additional and further acts, and shall execute and deliver such documents as may be reasonably necessary or proper and usual to complete the transactions contemplated by this Agreement in accordance with the terms hereof, and shall provide each other assistance as may be reasonably requested in connection with the preparation of any tax return, audit or other examination by any taxing authority, all to the extent Seller and Buyer, as applicable, do not incur liability (other than de minimis) or expense other than as already contemplated in this Agreement, the Amended and Restated Master Agreement or any Amended and Restated Management Agreements.

9.2 Survival of Covenants. The covenants contained in this Article IX are intended to, and shall, survive the Closing for a period of two (2) years.

ARTICLE X

INDEMNITIES

10.1 Seller Indemnity. Subject to Section 6.3 and Section 9.2, Seller shall hold harmless, indemnify and defend Buyer, the Subject GPs and the Subject LPs (as constituted after the Closing) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts (each, a “Loss”) resulting from breaches of any or all of Seller’s representations, warranties and covenants in this Agreement or in any Seller Ancillary Document.

10.2 Buyer Indemnity. Subject to Section 6.3 and Section 9.2, Buyer shall hold harmless, indemnify and defend Seller from and against any Loss resulting from breaches of any or all of Buyer’s representations, warranties and covenants in this Agreement or in any Buyer Ancillary Document.

10.3 Procedure. Any party claiming rights to indemnification hereunder shall give to the other party notice of the nature of any claim for indemnification promptly upon receipt of knowledge of the facts upon which such a claim may be based. Once such notice is received, the party from whom indemnification may be sought shall have a reasonable period to either cure such breach or to take such other steps as may be appropriate to provide the party claiming rights to indemnification with benefits comparable to the benefits reasonably expected out of the term, representation or other provision of this Agreement claimed to be breached, prior to the time indemnification is required. The party from whom indemnification may be sought may also elect to conduct the defense of any such claim or action brought by a third party, provided that the party seeking indemnification may, at its own expense, participate in such defense with its own legal counsel. Any amounts determined (by mutual agreement or by a final, non-appealable judgment) to be owed by Seller hereunder that are not paid when due may be set off against amounts (if any) otherwise due Seller or its Affiliates hereunder, under the Existing Management Agreements, under the Amended and Restated Master Agreement, under any Amended and Restated Management Agreement or under the Amended and Restated MPA.

10.4 Survival of Indemnity. The indemnity obligations contained in this Article X are intended to, and shall, survive Closing.

ARTICLE XI

NOTICES

All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered (a) upon the delivery (or refusal to accept delivery) by messenger or overnight express delivery service (or, if such date is not on a business day, on the business day next following such date), or (b) upon the receipt by facsimile transmission as evidenced by a receipt transmission report, followed by delivery by one of the means identified in (a) above, addressed as follows:

If to Buyer, to:

10350 Ormsby Park Place

Suite 300

Louisville, Kentucky 40223

Attn: General Counsel

Facsimile: (502) 357-9029

111 South Wacker Drive

Suite 4800

Chicago, Illinois 60606

Attn: Joseph D. Lambert, Esq.

Facsimile: (312) 660-3850

with a copy to:

Osler, Hoskin & Harcourt LLP P.O. Box 50 1 First Canadian Place Toronto, ON M5X 1B8 Attn.: Rod Davidge Facsimile: (416) 862-6666

If to Seller, to:	Sunrise Senior Living, Inc. 7900 Westpark Drive, Suite T-900 McLean, Virginia 22102 Attention: General Counsel Telecopier: (703) 744-1712

and with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 20001 Attention: Paul M. Reinstein, Esq. Richard A. Steinwurtzel, Esq. Telecopier: (212) 859-4000

Any party may, by notice given as aforesaid, change the address or addresses, or designate an additional address or additional addresses, for its notices; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

ARTICLE XII

GENERAL PROVISIONS

12.1 References; Construction. The table of contents and the section and other headings and subheadings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement. All references to days or months in this Agreement shall be deemed references to calendar days or months, unless otherwise stated. All references to “$” in this Agreement shall be deemed references to United States dollars. Each of the Assignment Documents shall reflect consideration for the applicable transfer in United States dollars to the extent permitted and, if not permitted, then (a) solely for purposes of the Assignment Documents, the consideration shall be translated into Canadian dollars using the then current exchange rate, as reasonably agreed by Seller and Buyer, but (b) the Purchase Price shall nevertheless be paid in the agreed amount of United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Appendix” in this Agreement shall be deemed to refer to a section, exhibit or appendix to or of this Agreement unless expressly noted otherwise. The words “hereof,” “herein” and “hereunder” and words of similar import in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement unless expressly noted otherwise. The word “or” as used in this Agreement is not exclusive. For purposes of this Agreement, a reference to any Person includes its permitted successors and permitted assigns. All pronouns used in this Agreement shall be deemed to include all other genders and gender neutral terms (i.e., he, she and it). The words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively (except where “without limitation” is already provided). Any reference in this Agreement to any agreement, document or instrument, including unless expressly noted otherwise, shall be a reference to each such agreement, document or instrument as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted hereunder.

12.2 Premises and Exhibits. The premises set forth herein, and all exhibits referred to herein and attached hereto, are hereby incorporated into this Agreement by this reference.

12.3 Conflicts Among Agreements. This Agreement shall govern and control the rights of the parties hereto in the case of any ambiguity or conflict between this Agreement and any other document relevant to the transactions contemplated herein, including (i) that certain Letter of Intent between Ventas, Inc. and Sunrise Senior Living, Inc., dated May 7, 2010 and (ii) any documents to which Ventas, Inc. or its Affiliates, and Seller or its Affiliates, are signatories that relate to an equity or debt investment by Bayside Capital, Inc. or any of its Affiliates in Seller or its Affiliates, each of which is hereby terminated.

12.4 Modification. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

12.5 Attorneys’ Fees. Each party hereto shall bear its own legal fees.

12.6 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW. ANY DISPUTE ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE RESOLVED IN A COURT OF COMPETENT JURISDICTION, AND EACH PARTY HEREBY SUBMITS TO THE JURISDICTION OF THAT COURT. EACH PARTY HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE BETWEEN ANY OF THE PARTIES TO THIS AGREEMENT ARISING OUT OF THIS AGREEMENT OR THE RIGHTS OR OBLIGATIONS OF THE PARTIES HEREUNDER. SERVICE OF PROCESS ON SELLER OR BUYER IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF MAILED TO SUCH PARTY AT THE ADDRESS LISTED IN ARTICLE XI ABOVE.

12.7 Release. Subject to the final sentence of Section 8.2, Ventas, Inc., on behalf of itself and its Affiliates (the “Ventas Parties”), does hereby waive any claims, rights or remedies that the Ventas Parties may have against Sunrise Senior Living, Inc. or its Affiliates (collectively, the “SSLI Parties”) with respect to, and releases the SSLI Parties from, any liability for any obligations and liabilities incurred by an SSLI Party while a shareholder of a

Subject GP or a limited partner of a Subject LP and for which it was liable as such a shareholder or limited partner, except any such obligations or liabilities incurred by an SSLI Party in connection with this Agreement or the Seller Ancillary Documents.

12.8 Assignment. No party to this Agreement shall assign this Agreement or its rights and obligations hereunder that survive Closing to any individual or entity without the prior written consent of the other party or parties hereto, which consent may be granted or withheld in the applicable party’s sole discretion, and any such assignment without such consent shall be null and void ab initio. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement that survive Closing to any entity which is directly or indirectly majority owned and controlled by Ventas, Inc., provided that Buyer shall remain liable for all of its obligations hereunder and for the performance of such assignee or assignees and shall notify Seller of such assignment.

12.9 Severability. If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

12.10 Successors and Assigns. All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns (subject to Section 12.8).

12.11 Interpretation. Seller and Buyer each acknowledge to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

12.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement.

12.13 Facsimile or Electronic Signatures. Signatures to this Agreement transmitted by telecopy or electronic mail shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or e-mailed signature and shall accept the telecopied or e-mailed signature of the other party to this Agreement.

12.14 Business Day. If any action under this Agreement is required to be taken on or by a day which is not a Business Day, the date on or by which such action is required to be taken shall be extended until the next Business Day.

12.15 Confidentiality. Except to the extent that any party hereto has made a public disclosure in accordance with the provisions of this Section 12.15, Seller and Buyer, for the benefit of each other, hereby agree that each of them will keep confidential the existence, terms, conditions and substance of this Agreement and the terms, conditions and substance of any discussions or negotiations regarding the transactions contemplated by this Agreement; provided that each party may disclose such matters (i) to their respective employees and advisors, including legal counsel, who have a need to know for the purpose of consummating the transactions contemplated by this Agreement, (ii) to the extent required by applicable law, or rule or regulation of any applicable governmental authority or stock exchange, and (iii) to the Lenders (as defined in the US Purchase Agreement) for the purpose of seeking necessary consents to the transactions contemplated by this Agreement; and provided further that Seller and Buyer may disclose this Agreement to any prospective investor or financing source that agrees in writing to maintain in strict confidence the existence and terms of this Agreement. Notwithstanding the foregoing, Seller, Buyer and their respective Affiliates shall each be permitted to make such public disclosure as it deems appropriate with respect to the transactions contemplated by this Agreement; provided, however, that each of Seller, on the one hand, and Buyer, on the other hand, shall be required to provide reasonable prior notice to the other of the timing and content of such disclosure.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

SELLER:

SUNRISE NORTH SENIOR LIVING, LTD., a New Brunswick corporation

By:	/s/ Julie A. Pangelinan
	Name:	Julie A. Pangelinan
	Title:	Vice President & Treasurer

BUYER:

VENTAS SSL ONTARIO II, INC., an Ontario corporation

By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President, General Counsel and Secretary

VENTAS, INC., a Delaware corporation (solely for purposes of Section 12.7)

By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

SUNRISE SENIOR LIVING MANAGEMENT, INC., a Virginia corporation (solely for purposes of Section 10.3)

By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President and Secretary

B-1